Exhibit 4.1

                             	LOAN AGREEMENT


	This Loan Agreement (this "Agreement"), made as of the 28th day of March, 1995, by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("Bank"), a national banking association with its principal place of business at 33 North LaSalle Street, Chicago, Illinois 60690, and
 CORCOM, INC., ("Borrower"), a corporation with its principal place of business at 844 East Rockland Road, Libertyville, Illinois, has reference to the following facts and circumstances:

	Pursuant to Borrower's request, Bank will lend monies to Borrower pursuant hereto.

	NOW, THEREFORE, in consideration of the promises set forth herein, Borrower agrees to borrow monies from Bank, and Bank agrees to lend monies to
 Borrower, upon the following terms and conditions.


	1.  DEFINITIONS AND TERMS

	1.1	The following words, terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to [singular and plural form thereof, giving effect to the numerical difference; whenever the context so requires], the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

	A.	"Borrower's Liabilities":  all obligations and liabilities of Borrower to Bank (including without limitation all debts, claims, and indebtedness)
 whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the "Other Agreements" (hereinafter defined)
 or operation of law or otherwise.

	B.	"Charges":  all national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including without limitation the Pension Benefit
 Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Borrower's Liabilities, Borrower's business, Borrower's ownership and/or use of any of its assets, and/or
 Borrower's income and/or gross receipts.

	C.	"Indebtedness":  (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii)
 obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974,
 as the same may be amended and in effect from time to time.

	D.	"Other Agreements":  all agreements, instruments and documents, including without limitation guaranties, mortgages, deeds of trust, notes, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Bank.

	E.	"Persons":  any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

	1.2	Except as otherwise defined in this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the Uniform Commercial Code of the State of Illinois.


	2.  LOANS

	2.1	Loans made by Bank to Borrower pursuant to this Agreement shall be evidenced by notes or other instruments issued or made by Borrower to Bank. Except as otherwise provided in this Agreement or in any notes executed and delivered by Borrower to Bank in connection herewith, the principal portion of Borrower's Liabilities shall be payable by Borrower to Bank on the maturity date(s) described in any such note(s) (as the same may be amended or renewed) and all costs, fees and expenses payable hereunder or under the Other Agreements, shall be payable by Borrower to Bank on demand, in either case at Bank's principal place of business or such other place as Bank shall specify in writing to Borrower.

	2.2	Notwithstanding anything contained in this Agreement or the Other
 Agreements to the contrary, the principal portion of Borrower's Liabilities outstanding at any one time shall not exceed the lesser of $4,000,000.00 in the aggregate and (ii) the "Borrowing Base" as hereinafter defined.

	2.3	Each loan made by Bank to Borrower pursuant to this Agreement or the
 Other Agreements shall constitute an automatic warranty and representation by Borrower to Bank that there does not then exist an "Event of Default"
 (as hereinafter defined) or any event or condition which with notice, lapse of time and/or the making of such loan would constitute an Event of Default.

 	2.4	This Agreement shall be in effect until all of Borrower's Liabilities have been paid in full and any and all commitments of Bank to make loans have terminated.

	2.5	Bank's commitment to loan shall expire on the earlier of (i) the date on which Borrower's Liabilities mature under the terms of any note given by
 Borrower to Bank evidencing such liabilities, or (ii) the occurrence of the
 Event of Default pursuant to Section 7 hereof.

	2.6	Provided that an Event of Default does not then exist or would not then be created thereby or any event which with notice or lapse of time or both would constitute an Event of Default does not then exist, Bank shall loan to
 Borrower an amount (the "Borrowing Base") equal to (i) the sum of 80% of the face amount (less maximum discounts, credits and allowances which may have been taken by or granted to obligors in connection therewith) of all then existing "Eligible Accounts" (as hereinafter defined) that are scheduled on the initial Schedule of Accounts delivered to Bank, and (ii) the sum of 80%
 of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Obligors in connection therewith) of all then existing Eligible Accounts that are scheduled on each related subsequent
 Schedule of Accounts delivered to Bank (excepting therefrom those Eligible
 Accounts theretofore scheduled to Bank on the initial Schedule of Accounts or any subsequent Schedule of Accounts delivered to the Bank theretofore).
 Upon Bank's request therefore, Borrower shall attach to each Schedule of
 Accounts a true and correct copy of such invoices, delivery receipts and other documents relating to the account's scheduled thereon, as Bank may request.

	2.7 An "Eligible Account" is an Account of Borrower which meets each of the following requirements: (a) if it arises from the sale or lease of goods, such goods have been shipped or delivered to the Obligor thereof; (b) it is valid, legally enforceable obligation of the Obligor thereunder, to the extent it is not subject to any offset, counterclaim or other defense on the part of such Obligor denying liability thereunder in whole or in part: (c)
 it is not subject to any lien or security interest whatsoever, except those of Bank; (d) it is evidenced by an invoice (dated not later than the date of shipment to the Obligor or performance and having a due date not more than
 30 days after the date of invoice) rendered to such Obligor, and is not evidenced by any instrument or chattel paper; (e) it is payable in United
 States dollars; (f) it is not owing by any Obligor involved in any bankruptcy or insolvency proceeding; (g) it is not owing by any affiliate of
 Borrower; (h) it is not unpaid more than 90 days after the date of such invoice; (i) it is not owing by an Obligor which then shall have failed to pay in full any invoice evidencing any account within 90 days after the date of such invoice, unless the total invoice amounts of such Obligor which then have not been paid within 90 days of the date of such invoice represent less than 25% of the total invoice amounts then outstanding of such Obligor; and
 (j) it is not an Account as to which Bank, at any time or times hereafter, reasonably determines, in good faith, that the prospect of payment or performance by the Obligor thereof is or will be impaired.  An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible
 Account.  Borrower, immediately upon demand from Bank, shall pay to Bank an amount of money equal to the monies theretofore advanced Bank to Borrower upon an Account that is no longer an Eligible Account. Borrower warrants and represents to and covenants with Bank that the aggregate of the then outstanding amounts (less maximum discounts, credits and allowances which may be taken by or granted to Obligors in connection therewith) of all then existing Eligible Accounts shall at all times hereafter be at least 125% of the principal portion of Borrower's Liabilities represented by loans made by Bank to Borrower pursuant to paragraph 2.6 above.

	2.8	With respect to Eligible Accounts, except as otherwise disclosed by
 Borrower to Bank in writing, Borrower warrants and represents to Bank that:
 (a) they are genuine, in all respects what they purport to be and are not evidenced by a judgment; (b) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to Bank with respect thereto;
 (c) the amounts thereof, which may be shown on any Schedule of Accounts and/or all invoices and statements delivered to Bank with respect thereto, are actually and absolutely owing to Borrower and are not contingent for any reason; (d) no payments have been or shall be made thereon except payments immediately delivered to Bank pursuant to this Agreement; (e) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with any Obligor thereof for any deduction therefrom except a regular discount allowed by Borrower in the ordinary course of its business for prompt payment; (f) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount thereof, which may be shown on any Schedule of Accounts and on all invoices and statements delivered to Bank with respect thereto; (g) to the best of
 Borrower's knowledge, all Obligors thereof have the capacity to contract and are solvent; (h) the services furnished and/or goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Bank; (i) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectability thereof;
 (j) to Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Obligor thereof which might result in any material adverse change in its financial condition; and (k) the Obligors thereof are not located in Minnesota or New Jersey, or if so located,
 Borrower has filed a Notice of Business Activities Report with the New
 Jersey Division of Taxation or Minnesota Department of Revenue for the
 then current year.

	2.9	Any of Bank's officers, employees or agents shall have the right, at any time or times hereafter, in Bank's name or in the name of a nominee of Bank, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise.  All reasonable costs, fees and expenses relating thereto incurred by Bank (or for which Bank becomes obligated) shall be part of Borrower's Liabilities, payable by Borrower to
 Bank on demand.


	3.  NEGATIVE PLEDGE

	3.1	Borrower shall not, and shall not permit any of its subsidiaries to create, incur, permit, or suffer to exist any lien upon any of its property or assets, now owned or hereafter acquired, except for the following permitted liens:  (a) pledges or deposits made to secure payment of worker's compensation insurance; (b) liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen and other liens arising in the ordinary course of business; (c) liens for taxes, assessments and governmental charges or levies imposed upon the Borrower's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided; (d) liens arising out of good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or similar charges; and (e)
 encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended by
 Borrower, and none of which is violated by existing structures or land use.


4.  WARRANTIES, REPRESENTATIONS AND
 COVENANTS:	INSURANCE AND TAXES

	4.1	Borrower, at its sole cost and expense, shall keep and maintain business interruption insurance and public liability and property damage insurance. All such policies of insurance shall be in form, with insurers and in such amounts as may be reasonably satisfactory to Bank. Borrower shall deliver to Bank the original (or certified) copy of each policy of insurance, or a certificate of insurance.

	4.2	Borrower shall pay promptly, when due, all of the Charges, and shall not permit the Charges to arise, or to remain and will promptly discharge the same except to the extent the same are contested in good faith and as to which adequate reserves have been provided.


	5.  WARRANTIES, REPRESENTATIONS AND
COVENANTS:  GENERAL

	5.1	Borrower warrants and represents to and covenants with Bank that:
 (a) Borrower has the right, power and capacity and is, or upon execution will be, duly authorized and empowered to enter into, execute, deliver and perform this Agreement and Other Agreements; (b) the execution, delivery and/or performance by Borrower of this Agreement and Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Borrower's Articles of Incorporation, By-Laws, Articles of Partnership or similar document, or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may be bound; (c) Borrower is now and at all times hereafter shall be solvent and generally paying its debts as they mature and Borrower now owns and shall at all times hereafter own property which, at a fair valuation, is greater than the sum of its debts; (d) Borrower is not and will not be during the term hereof in violation of any applicable federal, state or local statute, regulation or ordinance, in any respect materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise; and (e) Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

	5.2	Borrower warrants and represents to and covenants with Bank that
 Borrower shall not, without Bank's prior written consent thereto: (a) enter into any transaction not in the ordinary course of business which materially and adversely affects Borrower's ability to repay Borrower's Liabilities or Indebtedness; (b) other than as specifically permitted in or contemplated by this Agreement, encumber, pledge, mortgage, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation or otherwise, any of Borrower's assets, other than sales in the ordinary course of business; and (c) incur Indebtedness except renewals or extensions of existing Indebtedness and interest thereon, except ordinary trade payables, and except other Indebtedness that is unsecured and is to Persons who execute and deliver to Bank in form and substance acceptable to Bank and its counsel subordination agreements subordinating their claims against Borrower therefor to the payment of Borrower's Liabilities.

	5.3	 Borrower covenants with Bank that Borrower shall furnish to Bank:
 (a) as soon as available but not later than ninety (90) days after the close of each fiscal year of Borrower, financial statements of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, audited by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Bank; (b) as soon as available but not later than thirty (30) days after the end of each calendar quarter hereafter, financial statements (10Q's) of Borrower certified by Borrower to be prepared in accordance with generally accepted accounting principles and to present fairly the financial position and results of operations of Borrower for such period; and (c) such other data and information (financial and otherwise) as Bank, from time to time, may request.

	5.4  Borrower covenants with Bank the following:

		A. 	Borrower shall not permit its ratio of Cash Flow Available to Debt
 Service ("Cash Flow Ratio") to be less than 1.25:1.00.  For purposes of the
 Cash Flow Ratio, "Cash Flow Available" on any date means the Borrower's earnings before interest and taxes, plus (i) the Borrower's depreciation, amortization and other "non-cash expense items" (ii) plus or minus net changes in deferred taxes and LIFO adjustments less (iii) the Borrower's cash payments for capital expenditures not reflected as an expense, net of any borrowings to support the expenditures.  For the purposes of Cash Flow
 Ratio, "Debt Service" on any date means the sum of the following:  (i) actual amount of total principal and interest payments that Borrower's obligated to the Bank during the period; (ii) actual amount of total principal and interest payments Borrower is obligated to make to financing sources other than the Bank during the period; (iii) anticipated tax payments for the current period; and (iv) any other cash distributions including, but not limited to, dividends or stock repurchases.

		B. 	Borrower shall not permit the ratio of its total debt ("Total Debt") to
 Tangible Net worth ("TNW") to at any time be greater than or equal to
 1.0:1.0.  As used in this Agreement, Total Debt shall mean as of any time the aggregate of all indebtedness, obligations, liabilities, reserves and/or other items which will be listed as a liability on the balance sheet of
 Borrower in accordance with generally accepted accounting principles.  TNW shall mean the value of the assets of Borrower after subtracting therefrom the aggregate of any intangible assets of Borrower, including without limitation, prepaids, other accounts receivable, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and brand names, minus the aggregate of all contingent and non-contingent liabilities of Borrower.

		C. 	Borrower shall not declare or pay a Dividend if such Dividend plus any
 Dividends paid in the previous three calendar quarters exceeds Borrower's
 Net Income of the previous four calendar quarters.  "Net Income" shall mean
 Net Income as set forth in Borrower's Financial Statements supplied to Bank pursuant to Section 5.3, of this Agreement.  "Dividend" shall mean a distribution of Borrower's assets to shareholders.


	6.  SETOFF AND SPRINGING LIEN

	6.1	To assure the prompt payment to Bank of Borrower's Liabilities and the prompt, full and faithful performance by Borrower of all the provisions to be kept, observed or performed by Borrower under this Agreement and/or the
 Other Agreements, Borrower expressly acknowledges Bank's right to setoff all of Borrower's now or hereafter existing monies, reserves, deposits, deposit accounts and interest given thereon, securities, cash, cash equivalents and other property now or at any time or times hereafter in possession or control of Bank or its bailee.

	6.2	Springing Lien.  To secure the prompt payment to Bank of Borrower's
 Liabilities and the prompt, full and faithful performance by Borrower of all the provisions to be kept, observed or performed by Borrower under this
 Agreement and/or the Other Agreements, Borrower conditionally grants to Bank a security interest in and to and collaterally assigns to Bank, the following property, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent Borrower's ownership interest therein) arising and/or acquired, of Borrower's (i) accounts (sometimes hereinafter individually and collectively referred to as "Accounts") and all goods from the sale, lease or other disposition by Borrower and giving rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (ii) inventory; (iii) liens, guaranties or other rights and privileges pertaining to any of the collateral; (iv) all accessions to the foregoing and all substitutions, renewals, improvements or replacements or additions to the foregoing; (v) all books, records and computer records in way relating to the collateral herein described; and (vi) all products and proceeds of the foregoing, including without limitation proceeds of insurance policies insuring the foregoing (individually and collectively, also the "collateral" upon effectiveness of Bank's lien thereof, but prior to such effectiveness, the "Future Collateral").  Borrower shall make all appropriate entries upon its financial statements and its books and records disclosing the Bank's security interest in the Collateral but no such entry shall be made with regard to Future Collateral unless and until Bank's lien thereon becomes effective.  The term "Accounts" shall include any and all now existing or hereafter arising rights to payment or amounts due Borrower in the form of obligations or receivables from whatever source for services rendered or products sold or leased.  Prior to a default, nothing contained in this Agreement shall inhibit Borrower's ability to sell its inventory in the ordinary course of business.

	The grant of security contained in this Section 6.2 (the "Future Security Lien") shall only become effective upon the violation by Borrower of covenants set forth in Section 5.4 of this Agreement, or any Event of Default under this Agreement or the Other Agreements (the "Triggering Conditions").

	Concurrent with the execution of this Agreement, Borrower shall deliver to Bank UCC-1 Financing Statements covering the property subject to the Future Security Lien fully and properly executed by Borrower in a form and substance acceptable to Bank. Bank shall have no right to record the above-mentioned UCC-1 Financing Statements covering the property subject to the Future Security Lien until one of the Triggering Conditions shall occur.
 If a Triggering Condition shall occur, Bank shall be entitled to file or record any and all of the Future Lien Documents. Borrower shall cooperate with Bank in accomplishing the attachment and perfection of the future lien.
 If the Bank does not perfect all or any part of the Future Security Lien at the time of a Triggering Condition, this shall not constitute a waiver of the Bank's right to perfect such liens at a later time.

	6.3	All of Borrower's Liabilities shall constitute one loan secured by Bank's security interest in the collateral and by all other security interest, liens, claims and encumbrances heretofore now and/or from time to time granted by Borrower to Bank.

	6.4	Borrower shall now and hereafter execute and deliver to Bank, at the request of Bank, all agreements, instruments and documents (the
 "Supplemental Documentation") that Bank may reasonably request in a form and substance acceptable to Bank, to perfect and maintain perfected Bank security interest in the collateral and to consummate the transaction contemplated in or by this Agreement or the Other Agreement.  Borrower agrees that a carbon, photographic or photostatic copy, or other reproduction of this Agreement or of any financing statement shall be sufficient as a financing statement.

	6.5	Bank shall have the right, at any time during Borrower's usual business hours, to inspect the Collateral or Future Collateral and all related records and to verify the amount in condition of any other matter relating to the
 Collateral or Future Collateral.

	6.6	Upon an Event of Default, Borrower shall receive, for the Bank and as trustee for Bank, all monies, checks, notes, drafts and all other payment for and/or proceeds of collateral and future collateral which may come into the possession or under the control of Borrower and immediately receipt thereof,
 Borrower shall remit the same (or cause the same to be remitted) in kind, to
 Bank or at Bank's direction.

	6.7	Upon an Event of Default, Bank, in its sole and absolute discretion, may take control, in any manner, and may endorse Borrower's name to any of the items in payment or proceeds provided in Paragraph 6.6 above and shall apply the same to and on account of Borrower's Liabilities.

	6.8	Bank, in its sole and absolute discretion, may at any time or times hereafter, but shall not be under any obligation to pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any person or entity against the Collateral other than a permitted lien under paragraph 3.1.

	6.9	In no event shall Borrower make any sale, transfer or other disposition of any of the Collateral or Future Collateral except as authorized by this
 Agreement or in writing executed by Bank and delivered to Borrower.  Nothing contained herein shall limit Borrower's ability to sell inventory in the normal course of business prior to a default.  No such authorization given by Bank to sell or specify any portion of Collateral or any items thereof, and no waiver by Bank in connection therewith shall establish or constitute a waiver or the prohibition of the prohibition contained in this Agreement against the sales, but except any portion or any item thereof not covered by such authorization.


	7.  DEFAULT

	7.1	The occurrence of any one of the following events shall constitute a default ("Event of Default"):  (a) if Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, warranty or representation contained in this Agreement or in the Other Agreements and the same is not remedied or cured within thirty (30) days, which is required to be performed, kept or observed by Borrower; (b) if Borrower fails to pay any of Borrower's Liabilities, when due and payable or declared due and payable within five (5) days of such due date; (c) if any of Borrower's assets are attached, seized, subjected to a writ of distress warrant, or are levied upon, or become subject to any lien, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
 (d) if Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due, if a petition under
 Title 11, United States Code or any similar law or regulation shall be filed by or against Borrower, and if filed against Borrower is not dismissed within sixty (60) days of such filing, or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by or against Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by or against Borrower for its dissolution or liquidation, or if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (e) if a notice of lien, levy or assessment if filed of record or given to Borrower with respect to all or any substantial part of
 Borrower's assets by any federal, state or local department or agency; (f) if a contribution failure occurs with respect to any pension plan maintained by
 Borrower or any corporation, trades or business that is, along with Borrower, a member of a controlled group of corporations or controlled group of trades or businesses (as described in Section 414(b) and (c) of the Internal Revenue
 Code of 1986 or Section 4001, of the Employee Retirement Income Security Act
 of 1974, as amended ("ERISA")) sufficient to give rise to a lien under
 Section 302(f) of ERISA; (g) if Borrower is in default in the payment of any obligations, indebtedness or other liabilities in excess of $50,000 to any third parties and such default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; (h) the occurrence of a default (subject to applicable grace or cure periods) or an
 Event of Default under any of the Other Agreements; or (i) the reasonable insecurity of Bank.

	7.2 All of Bank's rights and remedies under this Agreement and the Other Agreements are cumulative and non-exclusive.

	7.3  Upon an Event of Default without notice by Bank to or demand by Bank of
 Borrower, Bank shall have no further obligation to any may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the Other Agreements.  Upon an Event of Default,
 without notice by Bank to or demand by Bank of Borrower, Borrower's
 Liabilities shall be due and payable, forthwith.

	7.4 Any notice required to be given by Bank to Borrower deposited in the United States mail, postage prepaid shall be delivered by registered or certified mail to the address specified at the beginning of this Agreement not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower thereof.

	7.5 Under an event of default Borrower waives and releases any cause of action and claim against Bank's possession or collection of the monies, reserves, deposits, deposit accounts and interest or dividends thereof, cash or cash equivalents, collectively the "Monies", in conjunction with this Loan Agreement, absent gross negligence or willful misconduct.


	8.  GENERAL

	8.1 Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the Other Agreements shall be true from time of Borrower's execution of this Agreement to the end of the original term and each renewal term hereof.
 All of Borrower's warranties, representations, undertakings, and covenants contained in this Agreement or the Other Agreements shall survive the termination or cancellation of the same, until payment of all of Borrower's Liabilities.

	8.2 The terms and provisions of this Agreement and the Other Agreements shall supersede any prior agreement or understanding of the parties hereto, and contain the entire agreement of the parties hereto with respect to the matter covered hereby. This Agreement and the Other Agreements may not be modified, altered, or amended except by an agreement in writing signed by Borrower and Bank. Except for the provisions of Section 2 hereof, this Agreement shall continue to full force and effect so long as any portion or component of Borrower's Liabilities shall be outstanding. Should a claim ("Recovery Claim") be made upon the Bank at any time for recovery of any amount received by the Bank in payment of Borrower's Liabilities (whether received from Borrower or otherwise) and should the Bank repay all or part of said amount by reason of (1) any judgment, decree or order of any court or administrative body having jurisdiction over Bank or any of its property;
 or (2) any settlement or compromise of any such Recovery Claim effected by the Bank with the claimant (including Borrower), this Agreement shall continue in effect with respect to the amount so repaid to the same extent as if such amount had never originally been received by the Bank, notwithstanding any prior termination of this Agreement, the return of this Agreement to Borrower, or the cancellation of any note or other instrument evidencing Borrower's Liabilities. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof.

	8.3 Bank's failure to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank thereafter to demand strict Default by Borrower under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, or the Other Agreements and no Event of Default by Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.

 	8.4 If any provision of this Agreement or the Other Agreements or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.

	8.5 This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Bank.
 This provision, however, shall not be deemed to modify Paragraph 8.2 hereof.

	8.6  Borrower hereby appoints Bank as Borrower's agent and attorney-in-fact for the purpose of carrying out the provisions of this Agreement in the event of Bank's commitment to Borrower is outstanding and taking any action and executing any agreement, instrument or document which Bank may deem necessary or advisable to accomplish the purposes hereof which appointment is irrevocable and coupled with an interest.  All monies paid for the purposes herein, and all costs, fees and expenses paid or incurred in connection therewith, shall be part of Borrower's Liabilities, payable by Borrower to
 Bank on demand.

	8.7  Except as otherwise provided in the Other Agreements, if any provision contained in this Agreement is in conflict with, or inconsistent with any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

	8.8 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive by virtue of any applicable statute of law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any and all agreements, instruments or documents at any time held by Bank on which Borrower may in any way be liable.

	8.9 Until Bank is notified by Borrower to the contrary in writing by registered or certified mail directed to Bank's principal place of business, the signature upon this Agreement or upon any of the Other Agreements or any partner, manager, employee or agent of the Borrower, or of any other Person designated in writing to Bank by any of the foregoing, shall bind Borrower and be deemed to be the duly authorized act of Borrower.

	8.10 This Agreement and the Other Agreements shall be governed and controlled by the laws of the State of Illinois.

	8.11  After an Event of Default, if at anytime or time hereafter whether or not Borrower's Liabilities are outstanding at such time, Bank:  (a) employs counsel for advice or other representation (i) with respect to this
 Agreement, the Other Agreements or the administration of Borrower's
 Liabilities, (ii) to represent Bank in any litigation, arbitration contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, arbitration, contest, dispute, suit or proceeding (whether instituted by Bank, Borrower or any other Person) in any way or respect relating to this Agreement, the Other
 Agreements, or Borrower's affairs, or (iii) to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the other Agreements, including, without limitation, any
 Obligor attempts to or enforces any of Bank's rights or remedies under this
 Agreement or the Other Agreements, including the reasonable costs and expenses incurred by Bank in any manner or way with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand.

	8.12  BORROWER IRREVOCABLY AGREES THAT , SUBJECT TO BANK'S SOLE AND ABSOLUTE
 ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING
 OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS SHALL BE
 LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF
 ILLINOIS.  BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY
 LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  BORROWER
 HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY
 LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS
 PARAGRAPH.


	8.13 BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER AGREEMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE
 FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (II) ARISING
 FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT
 OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT, COUNTERCLAIM OR
 PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


 IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.


CORCOM, INC.

By:  s/s Thomas J. Buns

Its:  Vice President Finance


ATTEST:

By:  s/s Walter Roth

Its:  Secretary



 Accepted this 28th day of March, 1995, at Bank's principal place of business in the City of Chicago, State of Illinois.



AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO


By: s/s Todd B. Younger

Its:  Officer

	        AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO
	                    REVOLVING LINE OF CREDIT
	                              NOTE



$4,000,000.00	                            Date:     March 28, 1995
Chicago, Illinois	                         Due:  December 31, 1995



	FOR VALUE RECEIVED, the undersigned, (jointly and severally if more than one) ("Borrower"), promises to pay to the order of American National Bank and Trust Company of Chicago ("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of Four Million and No/100 Dollars ($4,000,000.00) or such lesser principal sum as may be owed by Borrower to Bank hereunder, such payment to occur on December 31, 1995. Borrower's obligations under this Note shall be defined and referred to herein as "Borrower's Liabilities."

	Borrower may prepay all or part of the principal, together with accrued interest on the amount so prepaid, without penalty during the term of the Note. All prepayments shall be applied upon installments of the most remote maturity.

	The principal amount of this Note is available to the Borrower on a revolving basis.  The undersigned may borrower, repay and reborrow any amount, subject to the limitations contained in the Loan Agreement of even date herewith executed by and between Corcom, Inc. and Bank (the "Loan Agreement"), provided that the total outstanding principal balance does not exceed the principal amount of this Note and that Borrower has complied with all the terms of this Note and the Loan Agreement.  The books and records of the Bank shall be determinative of the unpaid balance of this Note from time to time outstanding, absent manifest error.

	Reference is hereby made to the Loan Agreement for a statement of the terms and conditions under which the loan evidenced hereby has been made, is to be repaid and for a statement of Bank's remedies upon the occurrence of an
 "Event of Default" as defined in the Loan Agreement.  The terms and conditions of the Loan Agreement are incorporated herein by reference in their entirety.

	Borrower's Liabilities unpaid from time to time shall bear interest (computed on the basis of a 360-day year and actual days elapsed) from the date hereof until paid at a per annum rate at all times equal to the Bank's Base Rate or equivalent as announced or published publicly from time to time (the "Base Rate"). Therefore, interest shall be calculated for each day at 1/360th of the applicable per annum rate. The Base Rate is not indicative of the lowest or best rate offered by the Bank to any customer or group of customers. A change in the Base Rate shall constitute a corresponding change in the interest rate hereunder effective on and as of the date of such change in the Base Rate. The above notwithstanding, Borrower may elect to and cause all or a portion of the principal outstanding on this Note to bear interest at a daily rate equal to one and one-half percent (1 1/2) in excess of the London Interbank Offered Rate ("LIBOR") as announced by Bank from time to time pursuant to the terms and conditions of that certain London Interbank Offered Rate Borrowing Agreement between Borrower and Bank of even date herewith. Interest accruing prior to maturity shall be payable by Borrower to Bank monthly, or as billed by Bank to Borrower, at Bank's principal place of business, or at such other place as Bank may designate from time to time hereafter. All unpaid interest at maturity shall be paid with the principal amount of Borrower's Liabilities due hereunder.

	Upon the occurrence of an Event of Default, as hereinafter defined, interest on the unpaid principal balance shall accrue at a rate equal to the then existing Base Rate plus three percent (3%) per annum.

	Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the amount recorded on the books and records of the Bank shall be prima facie evidence of the unpaid principal balance of this Note; provided that the failure of the Bank to record any advance hereunder shall not limit or otherwise affect the obligation of the Company to repay the principal amount owing on this Note together with accrued interest thereon.

	If any payment becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date of such payment shall be extended to the next business day.  If the date for any payment of principal is thereby extended or is extended by operation of law or otherwise,interest thereon shall be payable at the then applicable rate of interest for such extended time.

	Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for the proper business purposes, and consistently with all applicable laws and statutes.

	All of Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment thereof. Bank's failure to require strict performance by Borrower of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrower further waives any and all notice or demand to which Bank might to entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

	Borrower agrees to pay, upon Bank's demand therefore, any and all reasonable costs, fees and expenses (including attorneys' fees, costs and expenses)
 incurred in enforcing any of Bank's rights hereunder, and to the extent not paid the same shall become part of Borrower's Liabilities hereunder.

	If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

	This Note is submitted by Borrower to Bank at Bank's principal place of business and shall be deemed to have been made there at. This Note shall be governed and controlled by the laws of the State of Illinois as to interpretation, validity, construction, affect, choice of law and in all other respects.

	No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

	TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT
 TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY,
 MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE
 LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF
 ILLINOIS.  BORROWER HEREBY CONSENTS TOT HE JURISDICTION OF ANY LOCAL, STATE
 OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES ANY OBJECTION
 IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF
 ANY PROCEEDING INSTITUTED HEREUNDER.

	BORROWER AND BANK IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION
 OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH
 THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR
 WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (II) ARISING
 FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR
 ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREE THAT ANY
 SUCH ACTION NOR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A
 JURY.



	BORROWER:

	CORCOM, INC.


	By:  s/s  Thomas J. Buns
	Its:  Vice President Finance

	Attested:

	By:  s/s Walter Roth
	Its:  Secretary